EXHIBIT 99.1

THE NECESSITY RETAIL REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On December 17, 2021, The Necessity Retail REIT, Inc., a Maryland corporation ("RTL" or the "Company”) and its subsidiary, Necessity Retail REIT Partnership, a Delaware limited partnership (the “Operating Partnership”), entered into a definitive purchase and sale agreement (the “PSA”) to acquire, in the aggregate, 81 properties (the “CIM Portfolio”), from certain subsidiaries of CIM Real Estate Finance Trust, Inc. (the “Sellers”) for approximately $1.3 billion (the “Purchase Price”). The Purchase Price is subject to adjustment if certain of the existing tenants that have rights of first refusal to purchase an underlying property exercise those rights, if the Operating Partnership exercises limited rights to exclude certain properties not exceeding $200 million in value from those being acquired or if earn out amounts associated with certain leases are satisfied. The acquisition of the CIM Portfolio is referred to herein as the “Transaction” or the “Transactions.” The CIM Portfolio consists of 79 power centers and grocery-anchored multi-tenant retail centers, two single-tenant retail properties and a detention pond parcel, located across 27 states and aggregating approximately 9.5 million square feet. The 79 power and grocery-anchored centers are leased primarily to “necessity-based” retail tenants. Upon the closing of the Transactions, of which all 81 properties were acquired in seven closings during the year ended December 31,, 2022 (collectively, the "Acquired Properties"), the Operating Partnership has acquired all of the right, title and interest in each of the properties acquired in the CIM Portfolio owned by the applicable Sellers, which include certain leasehold interests in land parcels. The Company determined that the Transactions were accounted for as asset acquisitions.

As previously announced, the Company funded the Purchase Price through a combination, determined at each closing, of cash on the balance sheet, including net proceeds of $254.5 million from the sale of its Sanofi asset, borrowings under the Company’s credit facility, as well as debt currently encumbering certain of the properties that the Operating Partnership that were assumed by the Company, and the issuance of $53.4 million in value of the Company’s Class A common stock, par value $0.01 (the “Class A Common Stock”) to the Sellers. The Company funded the acquisition of the 81 properties with borrowings under its Credit Facility of $513.0 million, cash on hand of $365.8 million, which included net proceeds from the sale of its Sanofi asset and remaining proceeds from the issuance of its Senior Notes, the issuance of 6,450,107 shares of the Company's Class A common stock with a value of $53.4 million, the application of its $40.0 million deposit and the assumption of $352.8 million of fixed-rate mortgage debt.

The purchase and sale agreement provided for contingent considerations relating to leasing activity at each acquired property for a six-month period subsequent to the respective closing dates of each acquired property. The Company has paid $59.3 million and accrued an additional $6.7 million as of December 31, 2022 based on leases executed as of December 31, 2022. Subsequent to December 31, 2022, an additional $5.4 million is considered to be probable of payment in connection with the acquired properties that related to contingencies resolved or that are considered probable based on events subsequent to December 31, 2022 and, accordingly, were not yet recorded by the Company as of the balance sheet date. No further contingent consideration is expected to be paid under the terms of the contract.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2022 is presented as if the acquisition of the CIM Portfolio and other significant capital transactions were completed on January 1, 2022. The historical results of RTL for the year ended December 31, 2022 include the operating results of all 81 properties acquired in seven closings during the year ended December 31, 2022 from their respective acquisition dates through December 31, 2022. Also, the unaudited pro forma consolidated statement of operations for the year ended December 31, 2022 includes adjustments for the pre-acquisition period historical operating results of all 81 properties acquired during the year ended December 31, 2022 (the "Acquired Property Results Not Included in December 31, 2022 RTL").

The unaudited pro forma consolidated financial statements (including notes thereto) of the Company are qualified in their entirety and should be read in conjunction with the consolidated financial statements for the fiscal years ended December 31, 2022, and related notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 23, 2023. The combined financial statements of the CIM Portfolio for the six months ended June 30, 2022 (the last interim calendar period prior to the acquisition) were previously included as part of the Company’s Form 8-K dated August 9, 2022 in Exhibit 99.1 therein. The statements of operations are not necessarily indicative of what the actual operating results would have been had the acquisition of the CIM Portfolio and the other significant capital transactions occurred on January 1, 2022, respectively, nor are they indicative of future operating results of the Company.

THE NECESSITY RETAIL REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(In thousands, except per share amounts)

CIM Transaction and Financing
December 31, 2022 RTL	Acquired Property Results Not Included in December 31, 2022 RTL	Pro Forma Adjustments	Credit Facility Draw	Pro Forma RTL
(A)	(B)	(C)	(D)
Revenue from tenants	$446,438	$32,015	$97	(F)	$—	$478,550

Operating expenses:
Asset management fees to related party	32,026	—	—	—	32,026
Property operating expense	101,558	11,174	—	—	112,732
Impairment of real estate assets	97,265	—	—	—	97,265
Acquisition, transaction and other costs	1,221	—	—	—	1,221
Equity-based compensation	14,433	—	—	—	14,433
General and administrative	32,365	—	—	—	32,365
Depreciation and amortization	195,854	—	15,533	(G)	—	211,387
Total operating expenses	474,722	11,174	15,533	—	501,429
Operating income before gain on sale/exchange of real estate investments	(28,284)	20,841	(15,436)	—	(22,879)
Gain on sale of real estate investments	61,368	—	—	—	61,368
Operating income	33,084	20,841	(15,436)	—	38,489
Other (expense) income:
Interest expense	(118,925)	—	(4,899	)(H)	(4,749	)(H)	(128,573)
Other income	988	112	—	—	1,100
Gain on non-designated derivatives	2,250	(I)	—	—	—	2,250
Total other expenses, net	(115,687)	112	(4,899)	(4,749)	(125,223)
Net (loss) income	(82,603)	20,953	(20,335)	(4,749)	(86,734)
Net income attributable to non-controlling interests	97	—	—	—	97
Allocation for preferred stock	(23,348)	—	—	—	(23,348)
Net (loss) income attributable to common stockholders	$(105,854)	$20,953	$(20,335)	$(4,749)	$(109,985)

Weighted-average shares outstanding — Diluted (E)	132,036,958	132,883,671
Net loss per share attributable to common stockholders — Basic and Diluted	$(0.81)	$(0.83)

Notes to Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2022:

(A)	Reflects the historical consolidated statement of operations of the Company for the year ended December 31, 2022 as presented in the Company’s Annual Report on Form 10-K (filed with the SEC on February 23, 2023), and only includes operating results from the respective property acquisition dates through December 31, 2022 for the 81 properties acquired in the year ended December 31, 2022.

(B)	Represents the historical operating results from January 1, 2022 through the respective property acquisition dates in the year ended December 31, 2022 for the 81 properties acquired during the year ended December 31, 2022.

(C)	This column represents pro forma accounting impacts of the acquisition of the CIM Portfolio as if the transaction was completed on January 1, 2022. The Company has accounted for all these transactions as asset acquisitions.

(D)	Assumes a draw on the Company's Credit Facility to partially fund the closings of the 81 properties of the CIM Portfolio on January 1, 2022.

(E)	The pro forma weighted average common shares outstanding are calculated as if the issuance of the 6,450,107 shares that were issued to purchase the CIM Properties had occurred on January 1, 2022. These shares were issued in the three months ended March 31, 2022.

(F)	Represents adjustments to estimated straight-line rent using the most recent data for lease terms, assuming an acquisition date of January 1, 2022 for all 81 properties of the CIM Portfolio acquisition. For purposes of this pro forma financial statement, no assumptions were made for potential lease renewals.

(In thousands)	Pro Forma Adjustments (1)
Straight-line rent and other adjustments	$254
Accretion of below market leases	3,330
Amortization of above market leases	(3,487)
Total	$97

(1)	Includes adjustments for the 81 properties acquired in the year ended December 31, 2022, for the period prior to the Company's ownership.

(G)	Represents the pro forma adjustment for depreciation and amortization expense, which is based on the Company’s basis in the assets that would have been recorded assuming the CIM Portfolio was acquired on January 1, 2022. Depreciation and amortization amounts were determined in accordance with the Company’s policies and are based on management’s valuation of the estimated useful lives of the property and intangibles. The amounts allocated to buildings and improvements are depreciated over the estimated useful life (generally 40 years for buildings and 15 years or less for improvements), beginning on the assumed acquisition date of January 1, 2022, while the amounts allocated to lease intangibles are amortized over the remaining life of the related leases. The following table details the depreciation and amortization expense for all 81 properties of the CIM Acquisition:

(In thousands)	Pro Forma Adjustments (1)
Depreciation expense	$5,879
Amortization expense — In-place leases	9,654
Total	$15,533

(1)	Includes adjustments for the 81 properties acquired in the year ended December 31, 2022, for the period prior to the Company's ownership.

(H)	Represents interest expense on debt assumed from the CIM Portfolio and the additional Credit Facility draws, as if all of these borrowings occurred on January 1, 2022, as follows:

	Principal		Rate	Fixed/Variable	Interest Expense
	(In thousands)				(In thousands)
Additional interest expense for assumed mortgage debt in the year ended December 31, 2022 (1)	$350,514	(2)	3.92%	Fixed	$4,899
Total interest expense adjustments related to assumed mortgage debt					$4,899

Additional interest expense for actual borrowings under the Credit Facility through December 31, 2022 (3)	$458,000		4.03%	Variable	$4,749

(1)	Represents estimated fair value of debt assumed for $352.8 million of principal mortgage debt.

(2)	Represents additional interest for the period from January 1, 2022 to the dates of the respective mortgage assumptions used to fund the acquisitions of the 81 properties completed during the year ended December 31, 2022. Calculated using the weighted-average mortgage rates on the assumed mortgages during the year ended December 31, 2022.

(3)	Represents additional interest for the period from January 1, 2022 to the dates of the respective borrowings under the Credit Facility used to fund the acquisitions of the 81 properties completed during the year ended December 31, 2022. Calculated using the weighted-average interest rate on the Credit Facility for the year ended December 30, 2022.

(I)	The purchase and sale agreement included the planned issuance of shares of the Company’s Class A common stock or Class A units in the Operating Partnership of up to $53.4 million in value. The number of shares issued (6,450,107) was based on the value of the shares that may have been issued divided by the per-share volume weighted average price of the Company’s Class A common stock measured over a five-day consecutive trading period immediately preceding (but not including) the date on which written notice is delivered, indicating the seller’s election to receive either shares or units, to the Operating Partnership (the price of which is to be limited by a 7.5% collar in either direction from the per share volume weighted-average price of the Company’s Class A common stock measured over a ten-day consecutive trading period immediately preceding (but not including) the effective date of the PSA, which was $8.34 per share. The Company concluded that this arrangement constituted an embedded derivative which requires separate accounting. The initial value of the embedded derivative was an asset upon the signing of the PSA of $1.7 million, and was a liability of $2.3 million as of December 31, 2021 in the Company’s balance sheet. Upon consummation, the stock portion of the transaction closed at values which were within the collar and accordingly, the liability for the derivative at closing should be reduced from $2.3 million to zero. The adjusted loss represents the original value of the embedded derivative (which is also part of purchase accounting). This is expected to be a non-recurring gain.